                                                               EXHIBIT (a)(1)(A)

                             STIFEL FINANCIAL CORP.

                                 (STIFEL LOGO)

                           OFFER TO PURCHASE FOR CASH
                         850,000 SHARES OF COMMON STOCK
             (INCLUDING ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                    AT A PURCHASE PRICE OF $13.25 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 10, 2003, UNLESS THE OFFER IS EXTENDED.

Stifel Financial Corp. hereby invites you to tender shares of its common stock, par value $0.15 per share, and associated preferred stock purchase rights, to Stifel, upon the terms and conditions set forth in this offer to purchase and the related letter of transmittal, which together, as they may be amended and supplemented from time to time, constitute "the offer."

Upon the terms and subject to the conditions of the offer, we will pay $13.25 per share for shares validly tendered and not properly withdrawn in the offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of July 30, 1996 between us and UMB Bank, n.a., successor to Boatmen's Trust Company, as rights agent, and, unless the context requires, all references to the shares include these preferred stock purchase rights. All shares properly tendered and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the offer, including the "odd lot" priority and proration provisions. We reserve the right, in our sole discretion, to purchase more than 850,000 shares in the offer, subject to applicable law. See Section
14. We will not purchase in the offer any shares excluded under the proration provisions if more shares are tendered than we agreed to purchase in the offer. We will return to the tendering stockholders at our expense all shares not purchased in the offer promptly after the expiration of the offer. See Section 1.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

The shares are listed and traded on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol "SF." On September 4, 2003, the last trading day prior to the commencement of the offer, the closing price per share reported on the New York Stock Exchange was $12.54. We encourage you to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

You may direct questions and requests for assistance to Thomas A. Prince, our Senior Vice President and General Counsel, at the address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may also be directed to Mr. Prince.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. NEITHER STIFEL NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, HOWEVER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. WE SUGGEST YOU DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS.

                      The Dealer Manager for the offer is

                    STIFEL, NICOLAUS & COMPANY, INCORPORATED

September 5, 2003

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you must do one of the following before the offer expires at 5:00 p.m., New York City time, on Friday, October 10, 2003, unless the offer is extended:

          (1) (a) complete and sign the letter of transmittal, or a facsimile of it, according to the instructions in the related letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to UMB Bank, n.a., the depositary for the offer, and mail or deliver the certificates for the shares to the depositary together with any other documents required by the letter of transmittal; or

              (b) tender the shares according to the procedure for book-entry transfer described in Section 4; or

          (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     If you are a participant in the Stifel, Nicolaus Profit Sharing 401(k) Plan, which we refer to as our 401(k) Plan, and want to tender all or part of your equivalent shares held in your 401(k) Plan account, you must follow the separate instructions and procedures described in Section 4 including returning the trustee direction form to Stifel, Nicolaus & Company, Incorporated at least three business days prior to the expiration date of the offer, which, unless the offer is extended, will require you to return the trustee direction form no later than 5:00 p.m., New York City time, on Tuesday, October 7, 2003. Your equivalent shares are equal to the total market value of your Stifel stock account divided by the closing market price per share of our common stock. If the trustee has not received your completed trustee direction form at least three business days prior to the expiration date of the offer, the trustee will not tender any shares held on your behalf.

     If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and:

          (1) your certificates for the shares are not immediately available or cannot be delivered to the depositary; or

          (2) you cannot comply with the procedure for book-entry transfer; or

          (3) your other required documents cannot be delivered to the depositary by the expiration of the offer,

you must tender your shares according to the guaranteed delivery procedure described in Section 4.

     TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL.

     We are not making the offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. We may, however, at our discretion, take any actions necessary for us to make the offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

     OUR DELIVERY OF THIS OFFER TO PURCHASE WILL NOT BE DEEMED UNDER ANY CIRCUMSTANCE TO CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
QUESTIONS AND ANSWERS ABOUT THE OFFER.......................    1
FORWARD-LOOKING STATEMENTS..................................    5
THE OFFER...................................................    5
      1. NUMBER OF SHARES; PRORATION........................    5
      2. PURPOSE OF THE OFFER...............................    7
      3. CERTAIN EFFECTS OF THE OFFER.......................    8
      4. PROCEDURES FOR TENDERING SHARES....................    8
      5. WITHDRAWAL RIGHTS..................................   13
      6. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE...   14
      7. CONDITIONS OF THE OFFER............................   15
      8. PRICE RANGE OF SHARES; DIVIDENDS...................   17
      9. SOURCE AND AMOUNT OF FUNDS.........................   18
     10. INFORMATION ABOUT US...............................   18
     11. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND
         CERTAIN OTHER PERSONS; TRANSACTIONS AND
         ARRANGEMENTS CONCERNING SHARES.....................   19
     12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS........   23
     13. MATERIAL UNITED STATES FEDERAL INCOME TAX
      CONSEQUENCES..........................................   23
     14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.....   26
     15. FEES AND EXPENSES..................................   27
     16. MISCELLANEOUS......................................   27

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

     We are providing the following questions and answers about the offer for your convenience. Although we highlight material information in this offer to purchase, you should realize that we have not described all of the details of the offer to the same extent described in this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of the offer. We have included references to the Sections of this offer to purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY
SHARES?.......................   We are Stifel Financial Corp., the issuer of
                                 the shares.

WHAT WILL THE PURCHASE PRICE
FOR THE SHARES BE AND WHAT
WILL BE THE FORM OF
PAYMENT?......................   The purchase price for the offer is $13.25 per
                                 share. We will pay this purchase price in cash, without interest, promptly after the expiration of the offer. See Section 1 beginning on page
                                 5.

HOW MANY SHARES WILL YOU
PURCHASE?.....................   We will purchase 850,000 shares of our common
                                 stock in the offer, or such lesser number of shares as are properly tendered. If more than 850,000 shares are tendered, we will purchase all shares tendered on a pro rata basis, except for tendering stockholders who beneficially own less than 100 shares and who tender all of their shares, whose shares will be purchased on a priority basis. We expressly reserve the right to purchase additional shares of up to 2% of the outstanding shares of our common stock and could also decide to purchase more shares subject to applicable legal requirements. The offer is not conditioned on any minimum number of shares being tendered. See Section 7 beginning on page 15.

HOW WILL YOU PAY FOR THE
SHARES?.......................   We expect to fund the purchase of shares under
                                 the offer and the payment of related fees and expenses from available cash. The offer is not subject to the receipt of any additional financing. See Section 9 beginning on page 18.

HOW LONG DO I HAVE TO TENDER
MY SHARES?....................   You may tender your shares until the offer
                                 expires. The offer will expire on Friday, October 10, 2003, at 5:00 p.m., New York City time, unless we extend it. See Section 1 beginning on page 5.

CAN THE OFFER BE EXTENDED,
AMENDED OR TERMINATED, AND
UNDER WHAT CIRCUMSTANCES?.....   We can extend or amend the offer in our sole
                                 discretion. If we extend the offer, we will delay the acceptance of any shares that have been tendered. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. We can terminate the offer under certain circumstances. See Section 7 beginning on page 15 and Section 14 beginning on page 26.

HOW WILL I BE NOTIFIED IF YOU
EXTEND THE OFFER?.............   We will issue a press release by 9:00 a.m., New
                                 York City time, on or prior to the business day after the previously scheduled expiration date if we decide to extend the offer. See Section
                                 14 beginning on page 26.

ARE THERE ANY CONDITIONS TO
THE OFFER?....................   Yes. The offer is subject to conditions such as
                                 the absence of court and governmental action prohibiting the offer and changes in general market conditions or our business that is or may be materially adverse to us. See Section 7 beginning on page 15.

HOW DO I TENDER MY SHARES?....   To tender your shares, prior to 5:00 p.m., New
                                 York City time, on Friday, October 10, 2003, unless the offer is extended:

                                 - you must deliver your share certificate(s)
                                   and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

                                 - the depositary must receive a confirmation of
                                   receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                 - you must comply with the guaranteed delivery
                                   procedure.

                                 If you are a participant in our 401(k) Plan and want to tender all or part of your equivalent shares held in your 401(k) Plan account, you must follow the separate instructions and procedures described in Section 4 including returning the trustee direction form to Stifel, Nicolaus & Company, Incorporated at least three business days prior to the expiration date of the offer, which, unless the offer is extended, will require you to return the trustee direction form no later than 5:00 p.m., New York City time, on Tuesday, October 7, 2003. Your equivalent shares are equal to the total market value of your Stifel stock account divided by the closing market price per share of our common stock. If the trustee has not received your completed trustee direction form at least three business days prior to the expiration date of the offer, the trustee will not tender any shares held on your behalf.

                                 For assistance, contact Thomas A. Prince, our Senior Vice President and General Counsel, at the address and telephone number set forth on the back cover page of this offer to purchase, or your broker or other financial or tax advisors. See Section 4 beginning on page 8 and the instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES IN
THE OFFER, CAN I WITHDRAW MY
TENDER?.......................   Yes. You may withdraw any shares you have
                                 tendered at any time before 5:00 p.m., New York
                                 City time, on Friday, October 10, 2003, unless we extend the offer, in which case you can withdraw your shares until the expiration of the offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Monday, November 3, 2003. See Section 5 beginning on page 13.

HOW DO I WITHDRAW SHARES I
PREVIOUSLY TENDERED?..........   You must deliver on a timely basis a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the depositary at the address appearing on the back cover page of this offer to purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 4 beginning on page 11. Participants in our 401(k) Plan who wish to withdraw their shares must follow the instructions found in the letter to participants in our 401(k) Plan sent to them separately. See Section 5 beginning on page 13.

WHAT HAPPENS IF MORE THAN
850,000 SHARES ARE TENDERED?
IN WHAT ORDER WILL YOU
PURCHASE THE TENDERED SHARES?
WILL TENDERED SHARES BE
PRORATED?.....................   If more than 850,000 shares are properly
                                 tendered and not properly withdrawn, first we will purchase shares from all holders of "odd lots" of less than 100 shares, not including any equivalent shares held in our 401(k) Plan, who validly tender all of their shares. There will be no proration of shares tendered by any shareholder owning beneficially fewer than 100 shares who validly tenders all of those shares prior to the expiration date and who checks the "Odd Lots" box in the letter of transmittal.
                                 See Section 1 beginning on page 5.

                                 After purchasing all shares from the "odd lot" holders, we will purchase shares from all other shareholders who properly tender shares, including participants in our 401(k) Plan, on a pro rata basis, if necessary.

IF I DECIDE NOT TO TENDER, HOW
WILL THE OFFER AFFECT MY
SHARES?.......................   If you do not tender your shares, upon the
                                 completion of the offer, you will realize a proportionate increase in your relative equity interest in us and thus in our future earnings and assets, subject to the issuance by us of additional shares of common stock and other equity securities in the future.

FOLLOWING THE OFFER, WILL YOU
CONTINUE AS A PUBLIC
COMPANY?......................   Yes. Our shares will continue to be traded on
                                 the New York Stock Exchange and the Chicago
                                 Stock Exchange and we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act. See Section 2 beginning on page 7 and Section 7 beginning on page 15.

WHEN AND HOW WILL YOU PAY FOR
THE SHARES I TENDER?..........   We will pay the purchase price, net in cash,
                                 without interest, for the shares we purchase promptly after the expiration of the offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the depositary, UMB Bank, n.a., promptly after the expiration date of the offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for purchase in the offer. See
                                 Section 6 beginning on page 14.

WHAT IS THE RECENT MARKET
PRICE OF MY SHARES?...........   On September 4, 2003, the last trading day
                                 prior to the commencement of the offer, the closing price per share reported on the New
                                 York Stock Exchange was $12.54. You should obtain current market quotations for the shares before you decide whether to tender your shares.

WILL I HAVE TO PAY BROKERAGE
COMMISSIONS IF I TENDER MY
SHARES?.......................   If you are a registered stockholder and you
                                 tender your shares directly to the depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, you should consult your broker or bank to determine whether transaction costs are applicable. See Section 2 beginning on page 7.

WHAT ARE THE UNITED STATES
FEDERAL INCOME TAX
CONSEQUENCES IF I TENDER MY
SHARES?.......................   Generally, you will be subject to United States
                                 federal income taxation when you receive cash from us in exchange for the shares you tender.
                                 In addition, receipt of cash for your tendered shares will generally be treated for United
                                 States federal income tax purposes either as
                                 (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend subject to ordinary income tax rates.
                                 Non-United States holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13 beginning on page 23.

WILL I HAVE TO PAY STOCK
TRANSFER TAX IF I TENDER MY
SHARES?.......................   No. If you instruct the depositary in the
                                 related letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 6 beginning on page 14.

HAVE YOU OR YOUR BOARD OF
DIRECTORS ADOPTED A POSITION
ON THE OFFER?.................   Our board of directors has approved the offer.
                                 Neither we nor our board of directors, however, makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Section 11 beginning on page 19.

WHO CAN I TALK TO IF I HAVE
QUESTIONS?....................   For additional information or assistance you
                                 may contact:
                                   Thomas A. Prince
                                   Senior Vice President and General Counsel
                                   Stifel Financial Corp.
                                   501 North Broadway
                                   St. Louis, Missouri 63102
                                   Tel: (314) 342-2000

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase and the information incorporated by reference in this offer to purchase contain certain forward-looking statements that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," and similar expressions. These forward-looking statements include statements relating to:

     - Our goals, intentions, and expectations;

     - Our business plans and growth strategies; and

     - Estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, changes in general economic and business conditions and the risks and other factors set forth in this offer to purchase and the information incorporated by reference in this offer to purchase.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     General. Upon the terms and subject to the conditions of the offer, we will purchase 850,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 5, before the scheduled expiration date of the offer at a price of $13.25 per share, net to the seller in cash, without interest. The 850,000 shares we are offering to purchase under the offer represents approximately 12.00% of our outstanding shares of common stock as of August 15, 2003.

     The term "expiration date" means 5:00 p.m., New York City time, on Friday, October 10, 2003, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" will refer to the latest time and date at which the offer, as so extended by us, expires. See Section 14 for a description of our right to extend, delay, terminate or amend the offer. In accordance with the rules of the Securities and Exchange Commission, we may, and we expressly reserve the right to, purchase under the offer an additional amount of shares not to exceed 2% of the outstanding shares of common stock without amending or extending the offer. See Section 14. In the event of an over-subscription of the offer as described below, shares tendered will be subject to proration, except for odd lots as explained below. The proration period and withdrawal rights expire on the expiration date.

     If we increase the price to be paid for shares above or decrease the price to be paid for shares below $13.25 per share, or if we increase the number of shares being sought in the offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares of our common stock, or we decrease the number of shares being sought and, in any such event, the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then we will extend the offer until the expiration of such period of ten business days. As used in this offer to purchase, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     Shares properly tendered under the offer and not properly withdrawn will be purchased at the same purchase price, upon the terms and subject to the conditions of the offer, including the proration provisions. Because of the proration provisions of the offer, we will not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares not purchased in the offer to the tendering stockholders at our expense promptly after the expiration date. By following the instructions to the letter of transmittal, you may specify the order in which your shares will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the shares you tendered are purchased pursuant to the offer. In the event you do not designate the order and fewer than all shares are purchased due to proration, the depositary will select the order of shares purchased.

     If the number of shares properly tendered and not properly withdrawn prior to the expiration date is less than or equal to 850,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the offer, purchase all shares so tendered at the purchase price.

     Priority of Purchases. Upon the terms and subject to the conditions of the offer, if more than 850,000 shares have been validly tendered and not properly withdrawn prior to the expiration date, we will purchase validly tendered shares in the following order of priority:

          (a) first, all shares validly tendered and not properly withdrawn prior to the expiration date by any shareholder who beneficially owns fewer than 100 shares, and who:

             (1) tenders all shares that the shareholder owns, beneficially or of record (tenders of less than all shares owned by the shareholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery; and

          (b) second, after purchase of all of the foregoing shares in item (a) above, all other shares tendered properly, including those of participants in our 401(k) Plan and not properly withdrawn prior to the expiration date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below.

     Odd Lots. For purposes of this offer, the term "odd lots" means all shares validly tendered prior to the expiration date and not properly withdrawn by any person who owns, beneficially or of record, an aggregate of fewer than 100 shares, not including any shares held in our 401(k) Plan, and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. In order to qualify for this preference, a qualifying shareholder must tender all applicable shares in accordance with the procedures described in Section 4. Odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders. Any shareholder wishing to tender all of the shareholder's shares pursuant to this preference for odd lots should complete the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. See Instruction 17 to the letter of transmittal.

     We also reserve the right, but will not be obligated, to purchase all shares validly tendered by any shareholder, including any participant in our 401(k) Plan, who tenders all shares owned, beneficially or of record, and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase by the number of shares purchased through the exercise of this right.

     Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. Proration for each stockholder tendering shares, other than those qualifying for the preference for odd lots, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 4, and not properly withdrawn, we may not be able to announce the final proration factor or commence payment for any shares purchased under the offer until approximately five business days after the expiration date. We will announce the preliminary results of any proration by press release promptly after the expiration date. After the expiration date, you may obtain preliminary proration information from Thomas A. Prince, our Senior Vice President and General Counsel, at the telephone number and address set forth on the back cover of this offer to purchase, and you may be able to obtain such information from your broker.

     As described in Section 13, the number of shares that we will purchase from you under the offer may affect your United States federal income tax consequences and, therefore, may be relevant to your decision whether or not to tender your shares. If the shares you tender are registered in your name and will be tendered directly to the depositary, you have the opportunity in the letter of transmittal to designate the order of priority in which shares tendered are to be purchased in the event of proration.

     This offer to purchase and the related letter of transmittal is being mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE OFFER.

     The offer is consistent with our historical commitment to repurchase shares from time to time as a means of increasing stockholder value. We have had a longstanding policy of repurchasing our shares in order to avoid dilution from stock options or other stock issuances and as a means of increasing stockholder value. Between January 2000 and June 2003, we repurchased in the open market and in private transactions approximately 892,552 shares of common stock for an aggregate of approximately $10,321,810 pursuant to our stock repurchase program. Over the past year, we have repurchased in the open market fewer shares than we wanted to purchase.

     The offer provides stockholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares for cash without the usual transaction costs associated with open market sales and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, we believe that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

     In determining whether to tender shares under the offer, you should consider the possibility that you may be able to sell your shares in the future on the New York Stock Exchange, or otherwise, at a price higher than the purchase price. We give no assurance, however, as to the price or prices at which you may be able to sell your shares in the future.

     Our board of directors has approved the offer. Neither we nor any member of our board of directors, however, makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

     Shares we acquire under the offer will be held in our treasury and will be available for us to issue for general corporate purposes including, but not limited to, the satisfaction of obligations under our existing or future employee equity incentive plans without further stockholder action, except as required by applicable law or the rules applicable to companies with shares traded on the New York Stock Exchange or any other securities exchange on which the shares may be listed. Except for the use of the treasury shares to satisfy our obligations under existing employee equity incentive plans, we have no current plans for the issuance of our shares repurchased under the offer by us.

     Our board of directors established a stock repurchase program through which we are authorized to repurchase shares of our common stock from time to time in open market and private transactions. As of August 15, 2003, 781,972 shares are authorized for future repurchases under the program. This offer is not considered to be part of the program. We may in the future purchase additional shares of common stock on the open market, in private transactions, through offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the offer. We and our affiliates are prohibited, however under Rule 13e-4 under the Securities Exchange Act from purchasing any of our shares, other than in the offer, until at least ten business days after the expiration date of the offer, except for various limited exceptions provided in Rule 14e-5 under the Securities Exchange Act.

3.  CERTAIN EFFECTS OF THE OFFER.

     We expect to have sufficient cash flow and access to other funding to meet our cash needs for normal operations and anticipated capital expenditures after the completion of the offer. Our actual experience, however, may differ from our expectations and we cannot assure you that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements."

     Upon the completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future and to the issuance of additional shares upon exchange or conversion of presently outstanding securities.

     The purchase of shares in the offer will reduce the number of our shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that a sufficient number of our shares will be outstanding and publicly traded following consummation of the offer to ensure a continued trading market for our shares. Based upon published guidelines of the New York Stock Exchange and the Chicago Stock Exchange, we do not believe that the purchase of our shares under the offer will cause our remaining outstanding shares to be delisted from the New York Stock Exchange or the Chicago Stock Exchange.

     Our shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using our shares as collateral. We believe that, following the purchase of shares under the offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     Our shares are registered under the Securities Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our stockholders. The purchase of our shares under the offer will not result in our shares being deregistered under the Securities Exchange Act.

4.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For shares to be tendered properly under the offer:

     - the certificates for such shares, or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message" as described below, and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase; or

     - the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     Odd lot holders who tender all of their shares must also complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment that is available to odd lot holders.

     IF YOU HOLD YOUR SHARES THROUGH BROKERS, DEALERS, BANKS OR OTHER NOMINEES, YOU ARE URGED TO CONSULT THE NOMINEE TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER YOUR SHARES THROUGH THE NOMINEE AND NOT DIRECTLY TO THE DEPOSITARY.

     Procedures for Participants in our 401(k) Plan. If you are a participant in our 401(k) Plan, you may instruct the Trustee of the plan to tender some or all of the equivalent shares allocated to your account by completing a trustee direction form in accordance with the instructions in the letter to participants in our 401(k) Plan furnished separately and returning it to Stifel, Nicolaus & Company, Incorporated in accordance with those instructions. Your equivalent shares are equal to the total market value of your Stifel stock account divided by the closing market price per share of our common stock. All documents furnished to stockholders generally in connection with the offer will be made available to participants whose plan accounts are credited with shares. Participants in the 401(k) Plan cannot use the letter of transmittal to direct the tender of equivalent shares held under our 401(k) Plan, but must use the trustee direction form included in the separate instruction letter sent to them. Participants in our 401(k) Plan who also hold shares outside of the 401(k) Plan, however, must use the letter of transmittal to tender shares held outside of the 401(k) Plan and must complete the trustee direction form according to the instructions in the letter to participants in our 401(k) Plan for equivalent shares held under the 401(k) Plan.

     Our 401(k) Plan is prohibited from selling equivalent shares to us for a price that is less than the prevailing market price. Accordingly, if the purchase price is lower than the prevailing market price of our common stock at the expiration of the offer, such equivalent shares will not be purchased in the offer.

     Delivery of a letter of transmittal by a participant in the 401(k) Plan does not constitute proper tender of his or her equivalent shares held under the 401(k) Plan. Proper tender of equivalent shares held in the 401(k) Plan can only be made by a trustee direction form in accordance with the instructions in the letter to participants in our 401(k) Plan, instructing the trustee, which is the record owner of the shares held in the 401(k) Plan, to tender the equivalent shares allocated to your account by completing a letter of transmittal and returning it to the depositary. We have been advised that if the trustee has not received a participant's instructions at least three business days prior to the expiration date, the trustee will not be able to tender any equivalent shares held on behalf of a participant in the 401(k) Plan. Therefore the trustee direction form must be received by the trustee at least three business days in advance of the expiration of the offer. The offer is scheduled to expire on Friday, October 10, 2003, thus, it is anticipated that the trustee direction forms must be received by the trustee no later than 5:00 p.m., New York City time, on Tuesday, October 7, 2003, unless the offer is extended.

     The proceeds received by the 401(k) Plan from any tender of equivalent shares from a participant's plan account will be deposited in the participant's 401(k) Plan and invested in the 401(k) Plan's guaranteed income fund until the participant allocates the purchase price among the various investment funds under the 401(k) Plan in the usual manner.

     Participants in our 401(k) Plan are urged to read the separate instruction letter and related materials carefully.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if:

     - the letter of transmittal is signed by the registered holder of the shares, whose name appears on a security position listing as the owner of the shares tendered therewith and such holder has not completed either the box on the letter of transmittal captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" (the term "registered holder" for purposes of this Section 4, includes any participant in the "book-entry transfer facility"); or

     - shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act. See Instruction 1 of the letter of transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     In all cases, payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either:

     - a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date; or

     - the guaranteed delivery procedure described below must be followed.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry transfer confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to you or your designated payee under the offer must be withheld and remitted to the United States Treasury, unless you or the other payee provide your or such other payee's, as the case may be, taxpayer identification number (employer identification number or social security number) to the depositary and certify under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, you or such other payee, as the case may be, may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, if you want to tender shares, you should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of the depositary that you are not subject to backup withholding. Specified stockholders including, among others, all corporations and certain foreign stockholders, are not subject to these backup withholding and reporting requirement rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an Internal Revenue Service Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from Thomas A. Prince, our Senior Vice President and General Counsel, at the address and telephone number set forth on the back cover page of this offer to purchase. See Instructions 9 and 16 of the related letter of transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO YOU FOR YOUR SHARES PURCHASED UNDER THE OFFER, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

     See Section 13 for a discussion of United States federal income tax consequences to tendering stockholders.

     Federal Income Tax Withholding on Foreign Stockholders. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder," as defined in Section 13. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed Internal Revenue Service Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed Internal Revenue Service Form W-8ECI. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE. SEE INSTRUCTIONS 9 AND 16 OF THE LETTER OF TRANSMITTAL.

     Guaranteed Delivery. If you desire to tender your shares under the offer and your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, your shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which shares are being tendered, including, where required, a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the letter of transmittal, are received by the depositary within three New York Stock Exchange trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     Return of Unpurchased Shares. If any of the shares you tender are not purchased under the offer or you properly withdraw them before the expiration date, or if less than all shares evidenced by your stock certificates are tendered by you, certificates for your unpurchased shares will be returned to you promptly after the expiration or termination of the offer or your proper withdrawal of your shares, as applicable. If your shares are tendered by book-entry transfer at the book-entry transfer facility, your shares will be credited to the appropriate account maintained by you or on your behalf at the book-entry transfer facility, in each case without expense to you.

     Stifel Options. We are not offering to purchase as part of the offer any outstanding stock options and tenders of stock options. If you are a holder of options and wish to participate in the offer, you may exercise your options and purchase shares of common stock and then tender the shares under the offer, provided that your exercise of your option and tender of shares is in accordance with the terms of the applicable plan and option agreements. You should not deliver any options to the depositary in connection with a tender of shares hereunder. You should note that an exercise of an option cannot be revoked even if all or a portion of the shares received upon your exercise and tendered in the offer are not purchased in the offer for any reason.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We reserve the absolute right to waive any of the conditions of the offer, and any such waiver will apply to all properly tendered shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. Our interpretation of the terms of the offer will be final and binding on all parties. Your tender of shares will not be deemed to have been properly made until all defects or irregularities are cured. We will not be liable for failure to waive any condition of the offer, or any defect or irregularity in any tender of shares. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

     - you have a net long position in the shares being tendered within the meaning of Rule 14e-4 of the Securities Exchange Act; and

     - your tender of the shares complies with Rule 14e-4 of the Securities Exchange Act.

It is a violation of Rule 14e-4 for you, directly or indirectly, to tender shares for your own account unless, at the time of tender and at the end of the proration period, including any extensions, you:

     - have a net long position equal to or greater than the amount of:

      - shares tendered; or

      - other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise; and

     - will deliver or cause to be delivered the shares in accordance with the terms of the offer.

Rule 14e-4 of the Securities Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer.

     Lost or Destroyed Certificates. If the certificates for part or all of your shares have been lost, stolen, misplaced or destroyed, you may contact UMB Bank, n.a., the depositary for our shares, at (800) 884-4225, for instructions as to obtaining a replacement certificate. You must submit any replacement certificate you receive, together with the letter of transmittal, in order to receive payment for your shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates you replaced may be subsequently recirculated. You must follow the procedures for replacing lost or destroyed certificates before the letter of transmittal and related documents can be processed. You should contact UMB Bank, n.a. immediately in order to permit timely processing of this documentation.

     You must deliver certificates for shares, together with a properly completed and duly executed letter of transmittal or facsimile thereof, or an agent's message, and any other documents required by the letter of transmittal to the depositary and not to us. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

     The trustee direction form required to tender shares held under our 401(k) Plan must be delivered to Stifel, Nicolaus & Company, Incorporated, the trustee designee, not us or the depositary. ANY TRUSTEE DIRECTION FORMS DELIVERED TO US OR THE DEPOSITARY WILL NOT BE FORWARDED TO THE TRUSTEE, AND THIS COULD RESULT IN YOUR EQUIVALENT SHARES NOT BEING TENDERED.

5.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 5, your tenders of shares pursuant to the offer are irrevocable. Shares you tender pursuant to the offer may be withdrawn by you at any time before the expiration date and, unless theretofore accepted for payment by us under the offer, also may be withdrawn by you at any time after 12:00 midnight, New York City time, on Monday, November 3, 2003.

     For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 4, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures.

     All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. Neither the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Participants in our 401(k) Plan who wish to withdraw their equivalent shares must follow the instructions found in the letter to participants in our 401(k) Plan sent to them separately.

     Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 4.

     If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 5.

6.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the offer, promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, up to 850,000 shares, subject to increase or decrease as provided in Section 14, properly tendered and not properly withdrawn before the expiration date.

     For purposes of the offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the "odd lot" priority and proration provisions of the offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the offer.

     Upon the terms and subject to the conditions of the offer, promptly after the expiration date, we will accept for payment 850,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn as permitted in Section 5, at a price of $13.25 per share.

     In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly following the consummation of the offer, subject to possible delay due to proration, but only after timely receipt by the depositary of:

     - certificates for shares or a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal, or an agent's message in the case of book-entry transfer; and

     - any other required documents.

     We will pay for shares purchased under the offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we may not be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense promptly after the expiration date or termination of the offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In addition, if certain events occur, we may not be obligated to purchase shares under the offer. See Sections 7 and 14.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to, or, in the circumstances permitted by the offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any, whether imposed on the registered holder or the other person, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER. SEE SECTION 4. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

7.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Securities Exchange Act, if at any time on or after September 5, 2003 and before the expiration date any of the following events occur, or are reasonably determined by us to have occurred, that, in our judgment and regardless of the circumstances giving rise to the event or events, including any action or omission to act by us, makes it inadvisable to proceed with the offer or with acceptance for payment:

          (a) there is threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

             (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the offer, the acquisition of some or all of the shares under the offer or otherwise relates in any manner to the offer; or

             (2) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

          (b) there is any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court, government or governmental regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, could, directly or indirectly:

             (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the offer;

             (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

             (3) materially impair the contemplated benefits of the offer to us;
                 or

             (4) materially and adversely affect the business, condition
                 (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

          (c) there is:

             (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

             (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

             (3) the occurrence, commencement or escalation of a war, armed hostilities or other calamity, whether occurring within or outside the United States, including, but not limited to, an act of terrorism;

             (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could affect, the extension of credit by banks or other lending institutions in the United States;

             (5) any decrease of 10% or more in the market price of our shares or a 10% or greater decrease in the New York Stock Exchange Index, the NASDAQ Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, between the close of business on September 4, 2003, the last trading day prior to the commencement of the offer, and the close of trading on the last trading day prior to the expiration of the offer;

             (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of us and our subsidiaries or on the benefits of the offer to us; or

             (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

          (d) an offer or exchange offer for any or all of our shares (other than this offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, is proposed, announced or made by any person or is publicly disclosed;

          (e) (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act) or person acquires or proposes to acquire beneficial ownership of:

             (A) more than 5% of the outstanding shares of our common stock
                 (other than and to the extent disclosed in a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before September 4, 2003); or

             (B) shares of our common stock representing 5% or more of the voting power of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than and to the extent disclosed in a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before September 4, 2003);

             (2) any entity, group or person who has filed a Schedule 13D or
                 Schedule 13G with the Securities and Exchange Commission on or before September 4, 2003 acquires or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than by virtue of the offer made hereby), beneficial ownership of:

             (A) an additional 2% or more of the outstanding shares of our common stock; or

             (B) shares of our common stock representing 2% or more of the voting power of our common stock; or

             (3) any person, entity or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or makes a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

          (f) any change or changes occur or are threatened in our or any of our subsidiaries' business, condition (financial or other), income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on us or our subsidiaries or on the benefits of the offer to us; or

          (g) the consummation of the offer and the purchase of the shares may cause the shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Securities Exchange Act.

     The foregoing conditions are for our sole benefit and may be asserted by us prior to the expiration of the offer regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the offer, in our sole discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the offer. Our failure at any time to exercise any of the foregoing rights prior to the expiration of the offer will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted by us at any time and from time to time prior to the expiration of the offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS.

     Our shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol "SF." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the New York Stock Exchange Consolidated Transactions Reporting System, as applicable, and the dividends paid by us during such periods. On May 9, 2002, we announced that we would discontinue paying dividends on our common stock.

                                                                                 CASH
                                                              HIGH     LOW     DIVIDEND
                                                             ------   ------   --------
Year 2003:
     First Quarter.........................................  $12.23   $10.95    $  --
     Second Quarter........................................   13.03    11.40       --
     Third Quarter (through September 4, 2003).............   12.89    11.90       --
Year 2002:
     First Quarter.........................................  $13.20   $10.40    $0.03
     Second Quarter........................................   14.65    12.45     0.03
     Third Quarter.........................................   13.30    11.65       --
     Fourth Quarter........................................   12.70    10.95       --
Year 2001:
     First Quarter.........................................  $14.00   $10.69    $0.03
     Second Quarter........................................   14.00    11.40     0.03
     Third Quarter.........................................   12.65    10.00     0.03
     Fourth Quarter........................................   10.95    10.05     0.03

     On September 4, 2003, the last trading day prior to the commencement of the offer, the closing price per share reported on the New York Stock Exchange was $12.54. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the maximum 850,000 shares are tendered in the offer at a price of $13.25 per share, the aggregate purchase price that we will pay for our shares will be $11,262,500. We expect that our fees and expenses for the offer will be approximately $50,000.

     We intend to use available cash to fund the purchase of shares tendered in the offer and to pay related fees and expenses. The offer is not conditioned upon the receipt of any financing.

10.  INFORMATION ABOUT US.

     General. Stifel Financial Corp. is a holding company for Stifel, Nicolaus & Company, Incorporated and other subsidiaries and was organized in 1983. We offer securities-related financial services through our wholly owned operating subsidiaries, Stifel Nicolaus and Century Securities Associates, Inc. These subsidiaries provide brokerage, trading, investment banking, investment advisory, and related financial services primarily to customers throughout the United States from 83 locations in 15 states, primarily in the Midwest.

     Additional Information. We are subject to the information requirements of the Securities Exchange Act and, accordingly, we are obligated to file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We also have filed an Issuer Offer Statement on Schedule TO with the Securities and Exchange Commission which includes additional information relating to the offer. These reports, statements and other information are available at the Securities and Exchange Commission's website at http://www.sec.gov and you may also read and copy any document we file at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document separately filed with the Securities and Exchange Commission. This offer incorporates by reference the following documents that we have filed previously with the Securities and Exchange
Commission:

     - Our annual report on Form 10-K for the year ended December 31, 2002, including the historical consolidated financial statements and the notes thereto contained in that report.

     - Our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, including the historical consolidated financial statements and the notes thereto contained in those reports.

     - Our current reports on Form 8-K dated as of May 14, 2003, August 11, 2003 and August 20, 2003.

These documents contain other important information about us.

     We may file an amendment to the Schedule TO to incorporate by reference into this offer to purchase any documents we subsequently file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date hereof and prior to the expiration date of the offer. Any statement contained in a document incorporated by reference herein, or contained in this offer to purchase, will be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document that is incorporated herein modifies or supersedes that statement. Any modified or superseded statement will not be deemed to constitute a part of this offer to purchase, except as so modified or superseded. Copies of any of the documents incorporated by reference herein may be obtained by a request addressed to Stifel Financial Corp., Attn: Thomas
A. Prince, 501 North Broadway, St. Louis, Missouri 63102. Our telephone number is (314) 342-2000. We also will send you any exhibits that are specifically incorporated by reference in a document that you request.

11. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER PERSONS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of August 15, 2003, we had issued and outstanding 7,085,226 shares of our common stock and held 590,555 shares of our common stock in treasury. The 850,000 shares we are offering to purchase under the offer represent approximately 12.00% of our outstanding shares of common stock as of August 15, 2003.

     Beneficial Ownership of Directors and Executive Officers. As of August 15, 2003, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 1,633,465 shares of our common stock, representing approximately 20.76% of the outstanding shares of our common stock. Although our directors and executive officers are entitled to participate in the offer on the same basis as all other stockholders, we have been advised that none of our directors and executive officers plan to participate in the offer. The nominating committee of our board of directors is in the process of interviewing candidates for positions on the board. This process may or may not result in the board filling existing vacancies on the board.

     The following table sets forth, as to each of our directors and executive officers (i) number of shares and percentage beneficially owned as of August 15, 2003 (including shares under exercisable options) and (ii) assuming we purchase 850,000 shares of our common stock and that no director or executive officer tenders any shares under the offer, the percentage beneficially owned after consummation of the offer.

                                                                                    PERCENTAGE OWNERSHIP AFTER
                                         SHARES OF STIFEL COMMON STOCK                OFFER (ASSUMING STIFEL
                                              BENEFICIALLY OWNED                     PURCHASES 850,000 SHARES
                               -------------------------------------------------          OF COMMON STOCK
NAME AND ADDRESS                   NUMBER OF SHARES       PERCENT OF OUTSTANDING        AND NO DIRECTOR OR
OF BENEFICIAL OWNER*           BENEFICIALLY OWNED(1)(2)      COMMON STOCK(3)       EXECUTIVE OFFICER TENDERS)(4)
--------------------           ------------------------   ----------------------   -----------------------------
George H. Walker, III........           551,806(5)                 7.72%                        8.76%
Ronald J. Kruszewski.........           468,792                    6.28%                        7.09%
Scott B. McCuaig.............           233,899                    3.23%                        3.66%
James M. Zemlyak.............           175,588                    2.44%                        2.76%
James M. Oates...............            58,620                        (6)                          (6)
Walter F. Imhoff.............            40,269                        (6)                          (6)
Charles A. Dill..............            25,577                        (6)                          (6)
Bruce A. Beda................            24,376                        (6)                          (6)
Robert E. Lefton.............            18,676                        (6)                          (6)
David D. Sliney..............            16,751                        (6)                          (6)
Richard F. Ford..............             7,881                        (6)                          (6)
Thomas A. Prince.............             6,617                        (6)                          (6)
Robert J. Baer...............             4,613                        (6)                          (6)
Directors and Executive
  Officers as a Group(13
  persons)...................         1,633,465                   20.76%                       23.27%

---------------

 * The address of the directors and executive officers of Stifel is 501 North Broadway, St. Louis, Missouri 63102.

(1) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name.

(2) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following August 15, 2003 upon the exercise of stock options: Mr. Walker -- 61,031; Mr. Kruszewski -- 187,079; Mr. McCuaig -- 70,934; Mr. Zemlyak -- 53,600; Mr. Oates -- 6,712; Mr. Imhoff
     -- 4,800; Mr. Dill -- 12,788; Mr. Beda -- 8,116; Mr. Lefton -- 4,455; Mr.
    Sliney -- 11,150; Mr. Ford -- 1,200; Mr. Prince -- 3,200; Mr. Baer -- 1,000;
    and directors and executive officers as a group 426,065. Also includes the following shares allocated to such persons and group under the Stifel Financial Corp. Stock Ownership Plan and Trust: Mr. Walker -- 5,542; Mr. Kruszewski -- 222; Mr. McCuaig -- 205; Mr. Zemlyak -- 155; Mr. Imhoff -- 98; Mr. Sliney -- 329; Mr. Prince -- 130; and directors and executive officers as a group -- 6,681. Also includes the following shares allocated to such persons and group underlying stock units vested currently or within 60 days following August 15, 2003: Mr. Kruszewski -- 186,666; Mr. McCuaig -- 80,525; Mr. Zemlyak -- 63,968; Mr. Oates -- 6,208; Mr. Dill -- 6,174; Mr.
    Beda -- 6,205; Mr. Lefton -- 2,674; Mr. Sliney -- 3,370; Mr. Prince -- 455;
    Mr. Baer -- 2,613; and directors and executive officers as a group -- 358,858. Also includes the following shares allocated to such persons and group under the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan: Mr. Walker -- 5,657; Mr. Zemlyak -- 1,157; Mr.
    Imhoff -- 7; and directors and officers as a group -- 6,821.

(3) Based upon 7,085,226 shares of common stock issued and outstanding as of August 15, 2003 and, for each director or officer of the group, the number of shares subject to options or stock units which the director or officer or the group has the right to acquire currently or within 60 days following August 15, 2003.

(4) Includes shares underlying stock units that such persons or group hold but which are not convertible to our common stock within the 60-day period after August 15, 2003 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be "beneficially owned" as of August 15, 2003. The stock units generally will be transferred into common stock at the end of a three-to five-year period after the date of grant contingent upon the holder's continued employment with us.

(5) Includes 11,256 shares held by the George Herbert Walker Foundation as to which Mr. Walker, as a co-trustee, shares voting power.

(6) Shares beneficially owned do not or will not exceed 1 percent of the outstanding shares of our common stock.

     Beneficial Ownership of Certain Other Persons. The following table sets forth, as to each person or entity known to us to be beneficial owners of more than five percent of our common stock, (i) the number of shares and percentage beneficially owned as of August 15, 2003 and (ii) assuming we purchase 850,000 shares of our common stock and none of these persons or entities tenders any shares under the offer, the percentage beneficially owned after consummation of the offer:

                                                                                 PERCENTAGE OWNERSHIP
                                                                                AFTER OFFER (ASSUMING
                                                                                   STIFEL PURCHASES
                                                                                  850,000 SHARES OF
                                                                PERCENT OF         COMMON STOCK AND
NAME AND ADDRESS                          NUMBER OF SHARES      OUTSTANDING     NO BENEFICIAL OWNER OF
OF BENEFICIAL OWNER                      BENEFICIALLY OWNED   COMMON STOCK(1)   5 PERCENT TENDERS)(1)
-------------------                      ------------------   ---------------   ----------------------
Western and Southern Life Insurance          1,019,812(2)          14.36%               16.36%
  Co...................................
  400 Broadway
  Cincinnati, Ohio 45202
George H. Walker III...................        551,806(3)           7.72%                8.76%
  501 North Broadway
  St. Louis, Missouri 63102
Ronald J. Kruszewski...................        468,792(4)           6.28%                7.09%
  501 North Broadway
  St. Louis, Missouri 63102
Stifel Financial Corp. Stock Ownership         402,221(5)           5.68%                6.45%
  Plan and Trust.......................
  501 North Broadway
  St. Louis, Missouri 63102
Dimensional Fund Advisors Inc..........        358,210(6)           5.04%                5.74%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

---------------

(1) Based upon 7,085,226 shares of common stock issued and outstanding as of August 15, 2003 and, for Messrs. Walker and Kruszewski, the number of shares subject to options or stock units which the director or officer or the group has the right to acquire currently or within 60 days following August 15, 2003.

(2) The information shown is based on a Schedule 13G, dated January 8, 1998, of Western and Southern Life Insurance Company. The number of shares beneficially owned has been adjusted to reflect the 5 percent stock dividends declared by us on each of January 20, 1998 and January 27, 1999. The information in the Schedule 13G indicates that Western and Southern has the sole power to vote and dispose of such shares.

(3) See notes 1, 2 and 5 to the table under the subcaption "Beneficial Ownership of Directors and Executive Officers" above.

(4) See notes 1 and 2 to the table under the subcaption "Beneficial Ownership of Directors and Executive Officers" above.

(5) With respect to 231,412 allocated shares of our common stock of the Stifel Financial Corp. Stock Ownership Plan and Trust, each participant in the plan has the right to instruct the trustee of the plan with respect to the voting of the common stock in the participant's account. The trustee is authorized to vote any shares of common stock with respect to which the trustee has not received timely directions as to the voting thereof. As of August 15, 2003, we had 170,809 unallocated shares in the Stock Ownership Plan. These unallocated shares will be released for allocation to the participants based upon employer contributions to fund an internal loan between us and the Stock Ownership Plan. The trustee is authorized to vote these unallocated shares in the same proportion as the trustee votes those shares for which the trustee has received timely directions from the participants.

(6) The information shown is based on a Schedule 13G, dated February 17, 2003, of Dimensional Fund Advisors Inc. The information in the Schedule 13G indicates that Dimensional Fund Advisors Inc. has the sole power to vote and dispose of such shares.

     Transactions in Our Common Stock. In the ordinary course of business, we grant stock units to our directors in lieu of monthly retainers, committee and board meeting fees, and other cash incentives. Other than grants of these units in the normal course and routine purchases for the accounts of executive officers under the 401(k) Plan, the only transaction in our common stock by our directors and executive officers within the past 60 days was the open market purchase of 700 shares of common stock on August 13, 2003 by James M. Oates, one of our directors. The purchase price was approximately $12.50 per share.

     Other than stock options being exercised and stock units converting to common stock in the ordinary course for a total of 75,330 shares, our only transactions in our common stock within the past 60 days were open market purchases of 14,243 shares on the New York Stock Exchange pursuant to our stock repurchase program and are reflected in the following table.

TRANSACTION DATE                                         NUMBER OF SHARES   PRICE PER SHARE
----------------                                         ----------------   ---------------
July 10, 2003..........................................         100             $12.07
July 11, 2003..........................................         500              12.50
July 16, 2003..........................................         100              12.31
July 24, 2003..........................................         400              12.25
July 30, 2003..........................................         660              12.00
August 1, 2003.........................................         500              12.00
August 11, 2003........................................       5,000              12.30
August 15, 2003........................................         100              12.60
August 21, 2003........................................         600              12.75
August 21, 2003........................................       5,000              12.25
August 26, 2003........................................       1,283              12.31

     Other Agreements. Except for (a) outstanding options or other awards pursuant to our benefit plans to purchase shares of common stock as described in Note H to our Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2002 and (b) as otherwise described in this offer to purchase, neither we nor, to the best of our knowledge, any of our directors, executive officers, or affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of our securities, including but not limited to any contract, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     Employment Agreements and Other Compensation Arrangements. We entered into an employment letter with our Chairman and Chief Executive Officer, Ronald J. Kruszewski, as of September 25, 1997. Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers. In connection with an outstanding loan from us, Mr. Kruszewski delivered to us a promissory note in the amount of $143,237 in December 1998. The promissory note is being forgiven ratably over a period of five years ending in 2003.

     We entered into an arrangement with our Senior Vice President, Scott B. McCuaig, on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of $175,000 per annum. Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

     We entered into an arrangement with our Senior Vice President, Chief Financial Officer and Treasurer, James M. Zemlyak, on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of $175,000 per annum. Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

     In connection with a loan from us to our Senior Vice President and General Counsel, Thomas A. Prince, Mr. Prince delivered a promissory note to us in June 1999 in the principal amount of $100,000. The promissory note will be forgiven in equal annual installments commencing August 1, 2000 and ending August 1, 2004, or in certain other specified circumstances, contingent in any event upon Mr. Prince's continued employment us. Additionally, on March 5, 2002, Mr. Prince executed a promissory note to us in the principal amount of $110,000 to cover relocation expenses. The note bears interest at 3 percent per annum, and is payable without recourse in specified amounts ranging from $15,000 to $30,000 per year from annual bonuses paid by us to Mr. Prince during the years 2003 through 2007.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any antitrust regulation, margin requirement, license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares contemplated herein. Should any approval or other action be required, we presently intend to seek the required approval or take the required action. We cannot predict whether any such action would delay payments pursuant to the offer. We cannot guarantee that any required approval or other action would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

13.  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain material United States federal income tax consequences relating to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, administrative pronouncements and court decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Subsequent changes may cause the tax consequences to vary from those described below. Furthermore, the authorities are subject to various interpretations, and it is, therefore, possible that the federal income tax consequences of the offer may differ from the treatment described below. No assurance can be given that the Internal Revenue Service will not take contrary positions or will not challenge, successfully or otherwise, the conclusions expressed herein.

     This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" whose shares are tendered and accepted for payment pursuant to the offer. This summary also does not address the state, local or foreign tax consequences of participating in the offer. For purposes of this discussion, a "United States holder" means:

     - an individual citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. The "Section 302 test", described below, will apply at the partnership level. Partners of partnerships holding shares should consult their tax advisors. Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the offer and should also see
Section 4 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     STOCKHOLDERS ARE URGED TO CONSULT WITH, AND RELY EXCLUSIVELY UPON, THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

     Characterization of the Purchase. The purchase of a United States holder's shares by us under the offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from us.

     Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under the offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase either:

     - results in a "complete termination" of the United States holder's equity interest in us;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold us its shares, and will recognize capital gain or loss in an amount equal to the difference between the cash received under the offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under the offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) purchased by us from a United States holder under the offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the offer if less than all of its shares are tendered under the offer, and the order in which different blocks will be purchased by us in the event of proration under the offer. United States holders should consult their tax advisors concerning the mechanics and desirability of such a designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under the offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under the offer will be treated as a dividend distribution to the United States holder with respect to its shares, taxable at applicable ordinary income tax rates. To the extent that a purchase of a United States holder's shares by us under the offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     Tax Rate Changes. The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, effective for tax years beginning after December 31, 2002, reduces the individual tax rates on both capital gains and dividend income. The top individual rate on adjusted capital gains is generally reduced from 20 percent to 15 percent (5 percent for taxpayers in the lower brackets) and on dividend income from 38.6 percent to 15 percent. The reduced rate on capital gains applies to sales and exchanges (and payments received) on or after May 6, 2003 and the reduced rates on dividend income to dividends received after December 31, 2002. A United States holder who is an individual or subject to individual income tax rates should consult with his tax advisor regarding the different tax consequences to him of sale and dividend treatment.

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned, actually and in some cases constructively, by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether they are deemed to constructively own any of our shares and whether the purchase of their shares under the offer qualifies for sale treatment in their particular circumstances.

     We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders under the offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under the offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below. If we are unable to purchase a sufficient number of a United States holder's shares under the offer, such United States holder may wish to consult his tax advisor regarding the ability to satisfy the Section 302 tests and obtain sale treatment through a sale or other disposition of additional shares contemporaneous with the offer.

     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us under the offer to be treated as a sale for federal income tax purposes:

     - COMPLETE TERMINATION TEST. The purchase of a United States holder's shares by us under the offer will result in a "complete termination" of the United States holder's equity interest in Stifel if all of the shares that are actually owned by the United States holder are sold under the offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the offer or, with respect to shares owned by certain individuals related to the United States holder, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     - SUBSTANTIALLY DISPROPORTIONATE TEST. Our purchase of a United States holder's shares under the offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the voting stock actually and constructively owned by the United States holder immediately before the purchase, treating as outstanding all shares purchased under the offer.

     - NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. Our purchase of a United States holder's shares under the offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Stifel, taking into account all shares actually and constructively owned by the United States holder, as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a United States holder who sells shares under the offer will be "not essentially equivalent to a dividend" will depend upon the United States holder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal, for example, an interest of less than 1%, and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Stockholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to the offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Foreign Stockholders. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the offer to a foreign stockholder (as defined in Section 4) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. See Section 4 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

     Stockholders Who do Not Receive Cash Under the Offer. Stockholders whose shares are not purchased by Stifel under the offer will not incur any tax liability as a result of the completion of the offer.

     Backup Withholding. See Section 4 with respect to the application of United States federal backup withholding tax.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer.

     We may amend the offer at any time and from time to time by giving public announcement of any such amendment. Our announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. We will promptly make any public announcement under the offer in a manner reasonably designed to inform stockholders of any change to the offer. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or comparable service.

     If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f)(1) under the Securities Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we increase or decrease the price to be paid for our shares or increase or decrease the number of shares being sought in the offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares of common stock, and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, we will extend the offer until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

     We have retained UMB Bank, n.a., to act as depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

     We will not pay fees or commissions to brokers, dealers, commercial banks or trust companies for soliciting tenders of shares under the offer. If you hold shares through brokers or banks, you are urged to consult the brokers or banks to determine whether transaction costs are applicable if you tender shares through such brokers or banks and not directly to the depositary. Upon request, we will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the depositary's agent for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this offer to purchase and Instruction 6 in the related letter of transmittal.

16.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares in the offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Stifel by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission an Issuer Offer Statement on Schedule TO which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

     YOU SHOULD READ ONLY THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

                             STIFEL FINANCIAL CORP.

                               September 5, 2003

     Facsimile copies of the letter of transmittal will be accepted from eligible guarantor institutions. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                        The depositary for the offer is:

                                 UMB BANK, N.A.

                                 (800) 884-4225

                                                                  BY OVERNIGHT EXPRESS OR
           BY MAIL                   BY HAND DELIVERY                  EXPRESS MAIL:
       UMB Bank, n.a.                 UMB Bank, n.a.                  UMB Bank, n.a.
Securities Transfer Division   Securities Transfer Division    Securities Transfer Division
       P.O. Box 410064              928 Grand Boulevard             928 Grand Boulevard
 Kansas City, Missouri 64141            13th Floor                      13th Floor
                                Kansas City, Missouri 64106     Kansas City, Missouri 64106

           Facsimile (for eligible institutions only): (816) 860-3963
                 Confirm facsimile by telephone: (816) 860-7782

     Any questions or requests for assistance may be directed to Thomas A. Prince, our Senior Vice President and General Counsel, at the telephone number and address set forth below. Requests for additional copies of this offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may also be directed to Mr. Prince at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                                Thomas A. Prince
                   Senior Vice President and General Counsel
                             Stifel Financial Corp.
                              501 North Broadway,
                           St. Louis, Missouri 63102
                              Tel: (314) 342-2000